As filed with the Securities and Exchange Commission on December 15, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAUL CENTERS, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1833074
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

7501 Wisconsin Avenue, Suite 1500 Bethesda, Maryland 20814 (301) 986-6200	Scott V. Schneider Senior Vice President, Chief Financial Officer Saul Centers, Inc. 7501 Wisconsin Avenue, Suite 1500 Bethesda, Maryland 20814 (301) 986-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey B. Grill, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, N.W.

Washington, D.C. 20037

(202) 663-8000

Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, par value $.01 per share	2,000,000 shares	$56.22	$112,440,000	$12,031.08

(1)	Plus such additional number of shares as may be required in the event of a share dividend, reverse share split, split-up, recapitalization or other similar event. Pursuant to Rule 429 under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices for the registrant’s common stock, as reported on The New York Stock Exchange on December 11, 2006.

(3)

Does not include an additional 38,004 shares of Common Stock previously registered under Registration Statement No. 333-85254. A registration fee of $77 was previously paid with respect to such amount. Pursuant to Rule 429 of the General Rules and

Regulations under the Securities Act of 1933, the Prospectus included herein also relates to Registration Statement No. 333-85254.

INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to the registration statement on Form S-3, Registration No. 333-85254, previously filed by the Registrant with the Securities and Exchange Commission on March 29, 2002.

PROSPECTUS

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-6522

(301) 986-6200

Dividend Reinvestment and Stock Purchase Plan

2,038,004 Shares of Common Stock, $.01 Par Value Per Share

HOW TO ENROLL

•	If you are a holder of shares of common stock of Saul Centers, Inc., which we refer to as the Company, or a holder of limited partnership interests, which we refer to as partnership interests, in Saul Holdings Limited Partnership, which we refer to as the Operating Partnership, and you wish to enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan, complete and return the enclosed authorization form or call Continental Stock Transfer & Trust Company at (800) 509-5586 (ext. 525) for information.

The authorization form is also available on our web site, www.SaulCenters.com, at the Dividend Reinvestment and Stock Purchase Plan section of the shareholder information page.

•	For more details, see page 6 of this Prospectus, Description of the Plan.

HIGHLIGHTS OF THE PLAN

•	The plan provides a simple and convenient method to have dividends on all or a portion of your shares of common stock, or distributions on all or a portion of your partnership interests, automatically reinvested in shares of common stock.

•	The shares of common stock and partnership interests purchased under the plan will be purchased at a discount (currently 3%) from the market price of the shares of common stock on the New York Stock Exchange, which we refer to as the NYSE. (See the response to question 14 – What is the price of the common stock that will be purchased under the plan? on page 12).

•	You are not required to pay brokerage commissions or other expenses in connection with the purchase of shares of common stock under the plan.

•	The plan permits fractional and whole shares of common stock to be purchased with the dividends and partnership distributions, and dividends on all whole or fractional shares of common stock credited to participants’ accounts are automatically reinvested in additional whole or fractional shares of common stock.

Shares of our common stock are listed on the NYSE under the symbol “BFS.” On December 14, 2006, the closing sales price of our shares as reported on the NYSE was $56.11 per share.

You should be aware that an investment in our shares involves various risks. Carefully consider the Risk Factors beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If the SEC’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement for a complete description. You should rely only on the information in our prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in our prospectus or any incorporated document is accurate as of any date other than the date of the document.

References to “we,” “us” or “our” refer to Saul Centers, Inc. and its directly or indirectly owned subsidiaries, unless the context otherwise requires.

SUMMARY OF THE PLAN

The following summary of our plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

Participation:	Participation in the plan allows you to purchase our common stock at a discount from the market price of the stock.

Enrollment:	You can participate in the plan if you currently own our common stock or a limited partnership interest by submitting a completed authorization form to the plan administrator, Continental Stock Transfer & Trust Company. You may obtain an authorization form from the plan administrator or the Company’s web site, www.SaulCenters.com, at the Dividend Reinvestment and Stock Purchase Plan section of the shareholder information page. You may participate directly in the plan only if you hold common stock in your own name. If you hold shares through a brokerage or other custodial account, you may arrange to have your broker or other custodian participate on your behalf.

Reinvestment of Dividends and Partnership Distributions:	You can reinvest your cash dividends or partnership distributions on some or all of your common stock or partnership interests. You will be able to purchase additional shares of common stock by reinvesting your dividends or partnership distributions at a discount (currently 3%) and without paying fees. Stock purchased under the plan will be purchased on the “investment date” in each quarter. The investment date for stock purchased pursuant to dividend reinvestments generally will be the quarterly dividend payment date declared by our Board of Directors. To commence dividend reinvestments for any particular quarterly dividend, the plan administrator must receive a completed authorization form at least three business days before the record date for such quarterly dividend. We may offer a discount of up to 5% of the average of the high and low prices of the common stock on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount.

Source of Shares:	Shares purchased under the plan will be the Company’s newly issued common stock.

Purchase Price:	The purchase price of common stock under the plan will be at a discount from the average of the high and low prices of common stock on the NYSE (Consolidated Tape Transactions) on the investment date. The discount, which will be the same regardless of whether stock is purchased using reinvested dividends or partnership distributions, is currently 3%. If no trading in the common stock occurs on the NYSE on the relevant investment date, the purchase price of such common stock will be determined by the Board of Directors of the Company on the basis of such market quotations as it deems appropriate. We may offer a discount of up to 5% of the average of the high and low prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount.

Tracking Your Investment:	You will receive periodic statements of the transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration and Plan Administrator:

Continental Stock Transfer & Trust Company initially will serve as the plan administrator. You should send all correspondence with the plan administrator to:

Continental Stock Transfer & Trust Company

Attention:  Saul Centers, Inc. Dividend Reinvestment and Stock

                     Purchase Plan

17 Battery Place New York, NY 10004 Please mention Saul Centers, Inc. and this plan in all correspondence. In addition, you may call the plan administrator at 800-509-5586.

THE COMPANY

Saul Centers, Inc., or the Company, is incorporated under the laws of Maryland and operates as a real estate investment trust, or a REIT, under the Internal Revenue Code of 1986, as amended, or the Code. The Company conducts all of its activities through subsidiaries and limited partnerships of which the Company or one of its subsidiaries is the sole general partner. Our primary business is the ownership, operation, management, leasing, acquisition, development and financing of community and neighborhood shopping centers and office properties, primarily in the Washington, D.C./Baltimore metropolitan area. As of September 30, 2006, the Company operated and managed a real estate portfolio of 46 operating community and neighborhood shopping center and office properties totaling approximately 7.7 million square feet of leasable area and 6 (non-operating) development and/or redevelopment properties. For further information about the operation of these properties and the Company, see our most recent annual report on Form 10-K and quarterly reports on Forms 10-Q, incorporated by reference elsewhere in this prospectus. We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable period ended December 31, 1993, and we intend to continue operating so as to qualify as a REIT.

RISK FACTORS

Our prospectus, including our documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents that we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” In particular, the risk factors included or incorporated by reference in our prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, our prospectus may also describe forward-looking information. Many things can happen that can cause our actual results to be very different than those described. These factors include, but are not limited to:

•	risks that our tenants will not pay rent;

•	risks related to our reliance on shopping center “anchor” tenants and other significant tenants;

•	risks related to our substantial relationships with entities controlled by B. Francis Saul II, our Chairman and Chief Executive Officer, and his family members, which we refer to as The Saul Organization;

•	risks of financing, such as increases in interest rates, restrictions imposed by our debt, our ability to meet existing financial covenants and our ability to consummate planned and additional financings on acceptable terms;

•	risks related to our development activities;

•	risks that our growth will be limited if we cannot obtain additional capital;

•	risks that planned and additional acquisitions or redevelopments may not be consummated, or if they are consummated, that they will not perform as expected;

•	risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, the relative illiquidity of real estate and environmental risks; and

•	risks related to the Company’s status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT.

Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them. You should carefully review these risks and the risk factors incorporated by reference into this prospectus, as well as the other information in this prospectus or referred to in this prospectus, before buying our common stock.

USE OF PROCEEDS

We intend to use the net proceeds from our sale of common stock that the purchased under the plan for repayment of debt, acquisition of additional properties, development of new properties, redevelopment of existing properties, redemption of any preferred stock or depositary shares then outstanding, and working capital and general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the plan.

DESCRIPTION OF THE PLAN

The Dividend Reinvestment and Stock Purchase Plan of the Company provides holders of record of our common stock and the holders of partnership interests in the Operating Partnership with a simple and convenient method of investing in additional shares of common stock at a discount from market price (currently 3%) without payment of any brokerage commission, service charges or other expenses.

Participants in the plan may have cash dividends on some or all of the common stock owned by them automatically invested in additional shares of common stock, and some or all of the cash distributions received on a partnership interest automatically invested in shares of common stock.

Under the plan, Continental Stock Transfer & Trust Company, or any successor bank, trust company or other entity as may from time to time be designated by the Company, whom we refer to as the plan administrator, will receive newly issued common stock from the Company. The purchase price of common stock will be at a discount (currently 3%) from the average of the high and low prices on the NYSE (Consolidated Tape Transactions) for the common stock on the investment date. The investment dates will coincide with the quarterly dividend payment dates on the common stock. The Company will receive the proceeds of the sale of newly issued common stock.

The following questions and answers explain and constitute the plan of the Company.

Purpose and Participation

1.	What is the purpose of the plan?

The purpose of the plan is to provide holders of record of the Company’s common stock, whom we refer to as stockholders, and holders of record of a partnership interest in the Operating Partnership, whom we refer to as limited partners, with a simple and convenient method of investing in shares of common stock at a discount from market price (currently 3%) without payment of any brokerage commission, service charges or other expenses.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for shares of common stock acquired under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible holders of shares of common stock in order to eliminate practices which are not consistent with the purposes of the plan.

2.	How may eligible stockholders and limited partners purchase common stock under the plan?

Stockholders and limited partners may elect to have all, a portion or none of their cash dividends paid on their common stock or distributions on their partnership interests automatically reinvested in common stock. Cash dividends are paid on common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of common stock registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest.

Advantages and Disadvantages

3.	What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages.

•	You have the opportunity to reinvest all or a portion of cash dividends paid on all or a portion of your shares of common stock or distributions paid on all or a portion of your partnership interest in shares of common stock at a discount (currently 3%) from the average of the high and low prices of the shares on the investment date.

•	You are not required to pay brokerage commissions or other expenses in connection with the purchase of shares of common stock under the plan.

•	The plan permits whole and fractional shares of common stock to be purchased with the dividends and partnership distributions. Dividends on all whole or fractional shares of common stock credited to participants’ accounts are automatically reinvested in additional whole or fractional shares of common stock.

•	By participating in the plan, you avoid the necessity of safekeeping certificates representing the shares of common stock credited to your account, and thus, have increased protection against loss, theft or destruction of such certificates.

•	Share certificates may be deposited for safekeeping as more fully explained in the answer to Question 20.

•	A regular statement for each account will provide a participant with a record of each transaction.

•	At any time you may direct the plan administrator to sell or transfer all or a portion of the shares of common stock held in your account.

Disadvantages.

•	You may not know the actual number of shares of common stock purchased until after the investment date.

•	For stockholders, your participation in the plan will result in you being treated, for federal income tax purposes, as having received a distribution equal to the market price (and not the purchase price, as discounted) of the common stock received under the plan on the date the shares are acquired from us. Distributions will be taxable as dividends to the extent of our earnings and profits and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•	There is no clear legal authority regarding the income tax treatment of a limited partner in the Operating Partnership who invests cash distributions from the Operating Partnership in shares of common stock of another entity (such as the Company). Therefore, the treatment described above for stockholders may vary for limited partners.

•	Resales of shares of common stock credited to your account may involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such resale), plus any brokerage commission and any applicable stock transfer taxes on the resales.

•	Sales of common stock credited to your plan account may take up to one week, or longer because sale orders will not be processed during the period between a record date for a dividend and the related dividend payment date.

•	You cannot pledge the shares of common stock deposited in your account until the shares are withdrawn from the plan.

Administration

4.	Who administers the plan?

Continental Stock Transfer & Trust Company, as plan administrator for the participants, administers the plan, keeps records, sends statements of account to participants and performs other duties relating to the plan. All costs of administering the plan are paid by the Company. Common stock purchased under the plan is issued in the name of the plan administrator or its nominee, as agent for the participants in the plan. As record holder of the common stock held in participants’ accounts under the plan, on the dividend record date the plan administrator will receive whole and fractional shares of common stock from the Company representing reinvested dividends on all common stock held by it and will credit such shares to the participants’ accounts.

The following address and telephone number may be used to obtain information about the plan:

Continental Stock Transfer & Trust Company
Attention:	Saul Centers, Inc. Dividend Reinvestment and Stock
Purchase Plan
17 Battery Place
New York, NY 10004
Phone: (800) 509-5586

If you are already a participant, be sure to include your account number(s) and include a reference to Saul Centers, Inc. in any correspondence.

Internet services of the plan:

You can obtain information about your account over the Internet. To gain access, you will be required to use a security code which will be sent to you by mail. You may also request your security code by calling 1 (212) 509-4000.

Messages forwarded on the Internet will be responded to promptly. The Continental Stock Transfer & Trust Company Internet address is www.ContinentalStock.com. Continental’s e-mail address is CSTmail@ContinentalStock.com.

Eligibility

5.	Who is eligible to become a participant?

Any holder of record of common stock and any holder of record of a partnership interest is eligible to become a participant in the plan. Existing stockholders are either “record owners” or “beneficial owners,” while all existing limited partners are “record owners.” You are a record owner if you own common stock or partnership interests in your own name. You are a beneficial owner if you own common stock that is registered in a name other than your own name (for example, the shares are held in the name of a broker, bank or other nominee). A record owner may participate directly in the plan. If you are a beneficial owner, however, you will either have to become a record owner by having one or more shares transferred into your name or coordinate your participation through the broker, bank or other nominee in whose name your shares are held.

6.	Are there any limitations on who is eligible to become a participant other than those described above?

Foreign Law Restrictions. If you are a citizen or resident of a country other than the United States, its territories and possessions, you should make certain that your participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration, and foreign investments.

REIT Qualification Restrictions. In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our Articles of Incorporation restrict beneficial and constructive ownership of more than 2.5 percent in value of the issued and outstanding equity securities by any single stockholder with the exception of certain members of The Saul Organization. These members of The Saul Organization are restricted to beneficial and constructive ownership to 39.9 percent in value of the issued and outstanding equity securities. The Board of Directors has waived, and may waive in the future, the ownership limit for stockholders if it is satisfied, based upon the receipt of a ruling from the Internal Revenue Service, opinion of tax counsel or other evidence satisfactory to the Board of Directors, that ownership in excess of this limit will not jeopardize our status as a REIT. We may terminate, by written notice at any time, any participant’s individual participation in the plan if such participation would be in violation of the restrictions contained in our Articles of Incorporation. A purported transfer of shares to a person who, as a result of the transfer, would violate the ownership limit will be void. Shares acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the average closing price of the common stock for the 10 trading days preceding redemption. We reserve the right to invalidate any purchases made under the plan that we determine, in our sole discretion, may violate the 2.5 percent ownership limit.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the shares of common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of shares of common stock or partnership interests, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the market price of the shares of common stock.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

Participation in the Plan

7.	How does an eligible stockholder or limited partner become a participant?

A holder of record of either common stock or a partnership interest, or both, may elect to become a participant in the plan at any time. If you wish to become a participant, all you need to do is complete an authorization form and mail it to the plan administrator (see Question 4 for address). If the common stock or a partnership interest, as the case may be, is registered in more than one name (e.g. joint tenants, trustees, etc.), all registered holders must sign the authorization form. An authorization form is enclosed with this prospectus. Additional authorization forms may be obtained at any time by writing to the plan administrator or by calling the plan administrator at (800) 509-5586. The authorization form is also available on the Company’s web site, www.SaulCenters.com, at the Dividend Reinvestment and Stock Purchase Plan section of the shareholder information page.

8.	What does the Authorization Form provide?

The authorization form appoints the plan administrator as your agent and directs us to issue whole and fractional shares of common stock to the plan administrator, on the applicable record date representing reinvested cash dividends on your common stock and cash distributions on your limited partnership interest, including all whole and fractional shares of common stock that are subsequently credited to your plan account. Any remaining cash dividends or distributions not enrolled in the plan will be paid directly to you.

By signing an authorization form, a stockholder or limited partner may become a participant, and by checking the appropriate boxes on the authorization form the stockholder or limited partner may choose among the following investment options for that account:

For a stockholder:

•	To reinvest automatically all of the cash dividends on all shares of common stock registered in the participant’s name in shares of common stock (“Full Dividend Reinvestment”); or

•	To reinvest automatically all of the cash dividends on some of the shares of common stock registered in the participant’s name in shares of common stock (“Partial Dividend Reinvestment”).

For a limited partner:

•	To invest automatically all of the cash distributions on the partnership interest registered in the participant’s name in shares of common stock (“Full Distribution Investment”); or

•	To invest automatically some of the cash distributions on the partnership interest registered in the participant’s name in shares of common stock (“Partial Distribution Investment”).

A participant may change his or her election by completing and signing a new authorization form and returning it to the plan administrator. (See Question 4 for the plan administrator’s address.) Any change of election concerning the reinvestment of dividends or partnership distributions must be received by the plan administrator at least three business days prior to the record date for a dividend payment date (see Question 11) in order for the change to become effective with that payment. If a participant returns a properly executed authorization form to the plan administrator without electing an investment option, the participant will be enrolled as having selected the “Full Dividend Reinvestment” and/or the “Full Distribution Investment” option(s), depending on whether the participant holds common stock or a partnership interest. In addition, a participant that holds both common stock and a partnership interest may make different elections with respect to each.

Regardless of which method of participation is selected, all cash dividends paid on whole or fractional shares of common stock credited to your plan account will be reinvested automatically.

9.	When may an eligible stockholder or limited partner join the plan?

An eligible stockholder or limited partner may sign and return an authorization form to join the plan at any time. If the properly completed authorization form specifying “Full Dividend Reinvestment” or “Full Distribution Investment”, as the case may be, or “Partial Dividend Reinvestment” or “Partial Distribution Investment”, as the case may be, is received by the plan administrator at least three business days prior to the record date established for a particular dividend or distribution, reinvestment will begin with that dividend or distribution. If the authorization form is received less than three business days prior to the record date established for a particular dividend or distribution, that dividend or distribution will be paid in cash, and participation in the plan for the reinvestment of dividends or investment of partnership distributions, as the case may be, will not commence until the dividend payment date following the next record date established for a particular dividend or distribution.

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

10.	May I reinvest less than the full amount of my dividends or partnership distributions?

By selecting the “Partial Dividend Reinvestment” or “Partial Distribution Investment” option, as the case may be, on your authorization form, you may direct the plan administrator to reinvest the dividends attributable to a lesser number of shares of common stock than the full number of shares you hold, or to invest a lesser amount of the cash distributions attributable to a partnership interest than the full amount attributable to the partnership interest you hold. Cash distributions will continue to be paid to you on the remaining shares of common stock or on the remaining distribution attributable to your partnership interest, as the case may be.

11.	How and when can I change the amount of dividends to be reinvested or partnership distributions to be invested?

You may change the dividend reinvestment or partnership distribution investment option at any time by submitting a newly executed authorization form to the plan administrator. (See Question 8.) Any change in the number of shares of common stock or the amount of cash distributions in respect of a partnership interest with respect to which the plan administrator is authorized to reinvest cash dividends or partnership distributions must be received by the plan administrator at least three business days prior to the record date for a dividend payment to permit the new amount to apply to that payment or distribution.

Purchases

12.	What is the source of the common stock purchased under the plan?

Common stock purchased for your account under the plan will be authorized but unissued shares of the Company.

13.	When will common stock be purchased for my account?

Purchases of common stock will be made on the investment date; stockholders and limited partners participating in the plan will be deemed to have invested as of the investment date. The investment date coincides with the quarterly dividend payment dates on the common stock, which are declared by our Board of Directors. The dividend record date normally precedes the dividend payment date by approximately two to four weeks. We historically have paid dividends on or about the last business day of each January, April, July and October. We pay dividends when and if declared by the Board of Directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. However, the Company intends to continue qualifying as a REIT and must distribute to its stockholders a minimum of 90% of its REIT taxable income (excluding net capital gains). The plan does not represent a guarantee of future dividends.

No interest will be paid on cash dividends pending reinvestment and partnership distributions pending investment under the terms of the plan.

14.	What is the price of the common stock that will be purchased under the plan?

The shares of common stock purchased from the Company under the plan will be purchased at a discount from the average of the high and low prices of common stock on the NYSE (Consolidated Tape Transactions) on the investment date. The discount is currently 3%. If no trading in the common stock occurs on the NYSE on the relevant investment date, the purchase price of such common stock will be determined by the Board of Directors of the Company on the basis of such market quotations as it deems appropriate.

The discount is subject to change from time to time (but will vary only within the range of 0% to 5%) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs. In no event will the discount exceed 5% of the average of the high and low prices of the common stock on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any adoption of, or change in, this discount.

15.	How will the number of shares purchased for my account be determined?

The number of shares of common stock to be purchased for your account as of any investment date will be equal to the total dollar amount to be invested for you divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount to be invested as of any investment date will be the sum of (a) the cash dividends or partnership distributions on all or a part of the common stock or partnership interest registered in your own name, according to the option chosen by you (see Question 8), and (b) the dividends on all common stock (including fractional shares) previously credited to your plan account.

The amount to be invested will be reduced by any amount the Company is required to deduct for federal tax withholding purposes. (See Question 35.)

16.	Will I incur expenses in connection with my participation under the plan?

You will not pay brokerage commissions or service fees to purchase common stock through the plan. We will pay all other costs of administration of the plan. Additionally, if you elect to send certificates for any other of our shares of common stock that you own to the plan administrator for safekeeping, there is no fee for this service. However, if you request that the plan administrator sell all or any portion of your shares, you will incur fees as described under Question 24 below.

Reports to Participants

17.	How will I keep track of my investments?

After an investment is made under the plan for your account, whether by reinvestment of dividends or by investments of partnership distributions, you will be sent a statement which will provide a record of the cost of the common stock purchased for that account, the number of shares of common stock purchased, the date on which the common stock was credited to your account and the total number of shares of common stock in that account. In addition, you will be sent income tax information for reporting dividends paid.

Stock Certificates

18.	Will I receive certificates for common stock purchased under the plan?

Common stock purchased under the plan is registered in the name of the plan administrator or its nominee as agent for the participants in the plan.

No certificates for any number of shares of common stock credited to your plan account will be issued to you unless you submit a written request to the plan administrator. Such requests will be handled by the plan administrator, at no charge, normally within two weeks. Any remaining whole shares of common stock and any fractional shares of common stock will continue to be credited to your account. Certificates for fractional shares will not be issued under any circumstances.

Common stock which is purchased for and credited to your account under the plan may not be pledged, sold or otherwise transferred. If you wish to pledge or transfer such common stock, you must request that a certificate for such shares of common stock first be issued in your name.

19.	What is the effect on my account if I request a certificate for whole shares of common stock held in the account?

If you maintain an account for reinvestment of dividends, all dividends on the shares of common stock for which a certificate is requested will continue to be reinvested under the plan until you file a new authorization form changing your investment election.

20.	May common stock held in certificate form be deposited in my account?

You may deposit with the plan administrator any certificates for shares of our common stock now or hereafter registered in your name for safekeeping under the plan. There is no charge for this custodial service and, by making the deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificate.

Certificates sent to the plan administrator should not be endorsed. If you elect to deposit certificates with the plan administrator for safekeeping, the plan administrator recommends that you send those certificates by insured mail. The plan administrator will promptly send you a statement confirming each deposit of certificates.

Certificates mailed should be insured for possible mail loss for 2% of the current market value (minimum insurance of $30.00, plus $50.00 processing fee) representing your replacement cost if the certificates are lost.

All dividends on any common stock evidenced by certificates deposited in accordance with the plan will automatically be reinvested. The plan administrator will credit the shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell shares of common stock through the plan.

Withdrawal from the Plan

21.	May I withdraw from the plan?

Yes, by writing to the plan administrator using the address found at Question 4.

22.	What happens when I terminate my account?

If your notice of termination is received by the plan administrator at least three business days prior to the record date for the next dividend payment date, reinvestment of dividends or the investment of partnership distributions, as the case may be, will cease as of the date the notice of termination is received by the plan administrator. If the notice of termination is received later than three business days prior to the record date for a dividend payment date, the termination will not become effective until after the investment of any dividends or partnership distributions to be invested as of that dividend payment date. When terminating an account, you may request that a stock certificate be issued for all whole shares of common stock held in the account. As soon as practicable after notice of termination is received, the plan administrator will send to you (a) a certificate for all whole shares of common stock held in the account and (b) a check representing the value of any fractional share of common stock held in the account. After an account is terminated, all dividends for the terminated account will be paid to you unless you re-elect to participate in the plan.

When terminating an account, you may request that all shares of common stock, both full and fractional, certified to the plan account be sold or that certain of the common stock shares be sold and a certificate be issued for the remaining common stock. The plan administrator will remit to the participant the net proceeds of any sale. (See Question 24.)

23.	When may a stockholder or limited partner re-elect to participate in the plan?

Generally, a stockholder of record or a limited partner of record may re-elect to participate at any time. However, the plan administrator reserves the right to reject any authorization form on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term stockholder and limited partner investment service.

Sale of Common Stock

24.	May I request that common stock held in my account be sold?

Yes, you may request that all or any part of the common stock held in your account be sold either when an account is being terminated (see Question 22) or without terminating the account. However, a fractional share of common stock will not be sold unless all whole shares of common stock held in the account are sold. If all shares of common stock (including any fractional share) held in your account are sold, the account will automatically be terminated, and you will have to complete and file a new authorization form (see Questions 7 through 11) in order to participate again in the plan.

The plan administrator will process sale orders on the Friday following the day in which instructions are received. No sale orders will be processed during the period between a record date for a dividend and the related dividend payment date. The plan administrator will deduct a $2.50 service charge and commission of approximately $.14 per share from the sales proceeds returned to the stockholder.

25.	What happens when I sell or transfer all the shares of common stock registered in my name or the entire partnership interest registered in my name?

Your participation in the plan with respect to such holdings is terminated.

Other Information

26.	What happens if the Company issues a stock dividend or declares a stock split?

In the event of a stock split or a stock dividend payable in common stock, the plan administrator will receive and credit to your account the applicable number of whole and/or fractional shares of common stock based both on the number of shares of common stock held in your account and, with respect to shareholders participating in the plan, the number of shares of common stock registered in your own name as of the record date for the stock dividend or split.

27.	If the Company issues rights to purchase securities to the holders of shares of common stock, how will the rights on shares held in my account be handled?

If the Company has a rights offering in which separately tradable and exercisable rights are issued to registered holders of common stock, the rights attributable to whole shares of common stock held in your account will be transferred to you as promptly as practicable after the rights are issued. Rights attributable to fractional shares of common stock will be reinvested in common stock.

28.	How are the shares of common stock in my account voted at shareholder meetings?

You will receive proxy materials from the Company for common stock registered in the plan administrator’s name under the plan in the same manner as common stock registered in your own name, if any. Common stock credited to your plan account may also be voted in person at the meeting.

30.	What is the responsibility of the Company and the plan administrator under the plan?

We and the plan administrator, in administering the plan, are not liable for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt by the plan administrator of notice in writing of such death, (b) with respect to the prices and times at which common stock is purchased or sold for a participant, or (c) with respect to any fluctuation in market value before or after any purchase or sale of common stock.

We and the plan administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our directors, officers, employees or stockholders will have any personal liability under the plan.

We and the plan administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

The plan administrator may resign as administrator of the plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the plan administrator with a successor administrator at any time.

30.	What are my responsibilities under the plan?

The shares of common stock in your account may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your account or to instruct the plan administrator with respect to any shares of common stock or cash held by the plan administrator except as expressly provided herein.

31.	May the plan be amended, suspended or terminated?

While we expect to continue the plan indefinitely, we may amend, suspend or terminate the plan at any time, but such action shall have no retroactive effect that would prejudice your interests. To the extent practicable, any such amendment, suspension or termination will be announced to you at least 30 days prior to its effective date.

32.	What happens if the plan is terminated?

You will receive (a) a certificate for all whole shares of common stock held in your account and (b) a check representing the value of any fractional share of common stock held in your account and any uninvested cash dividends or partnership distributions held in the account.

33.	Who interprets and regulates the plan?

We are authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the plan. Any action to effectuate the plan taken by us or the plan administrator in the good faith exercise of their respective judgments will be binding on all plan participants.

34.	What law governs the plan?

The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.

35.	What are the federal income tax consequences of participation in the plan?

You should consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and distributions under the plan, your tax basis and holding period for common stock acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock. The following is only a brief summary of some of the federal income tax considerations applicable to the plan.

Reinvestment of dividends and distributions. If you participate in the plan, you will be treated for federal income tax purposes as having received, on the investment date, a dividend equal to the sum of (a) the fair market value of any common stock purchased under the plan (including common stock purchased through reinvestment of dividends on shares held in your account), and (b) any cash distributions actually received by you with respect to your shares of common stock not included in the plan. The tax basis of shares of common stock purchased under the plan will be equal to the fair market value of the shares on the investment date. Your holding period for common stock purchased under the plan generally will begin on the date following the date on which the shares of common stock are credited to your account.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted tax basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted tax basis of a stockholder’s shares, they will be included in the stockholder’s income as capital gain.

There is no clear legal authority regarding the income tax treatment of a limited partner in the Operating Partnership who invests cash distributions from the Operating Partnership in shares of common stock of another entity (such as the Company) that is a partner in the Operating Partnership. The treatment described above may vary in the case of Limited Partners whose Operating Partnership distributions are being reinvested.

Income Tax Withholding and Administrative Expenses. In general, any dividend reinvested under the plan is not subject to Federal income tax withholding. We or the plan administrator may be required, however, to deduct as “backup withholding” twenty-eight percent (28%) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the plan. Similarly, the plan administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish the Company and the plan administrator with your correct tax identification number (“TIN”); (b) the Internal Revenue Service or a broker notifies the Company or the plan administrator that the TIN furnished by you is incorrect; (c) the Internal Revenue Service or a broker notifies the Company or the plan administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the plan will be reduced by the backup withholding amount. If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign stockholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

All costs of administering the plan, except for costs related to your voluntary selling of shares of common stock and/or withdrawal from the plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your shares. For this or other reasons, we may in the future take a different position with respect to the costs.

Disposition. You may recognize a gain or loss upon receipt of a cash payment for a fractional share of common stock credited to your account (see Question 22) or when the common stock held in that account is sold at your request (see Question 24). A gain or loss may also be recognized upon your disposition of common stock received from the plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional shares of common stock and the tax basis of the common stock. Generally, any gain or loss recognized on the disposition of common stock acquired under the plan will be treated for federal income tax purposes as a capital gain or loss.

PLAN OF DISTRIBUTION

The shares of common stock acquired under the plan will be sold directly by us through the plan. We may sell our shares of common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock trades or is quoted, or in privately negotiated transactions. Our common stock is currently listed on the NYSE. The difference between the price owners who may be deemed to be underwriters pay us for shares acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

Subject to the availability of shares of common stock registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends or investment of partnership distributions. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and investment of partnership distributions under the plan.

Except with respect to sales of common stock held under the plan, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the plan. Upon your withdrawal from the plan by the sale of shares of common stock held under the plan, you will receive the proceeds of such sale less a fee of $2.50 per transaction paid to the plan administrator (if such resale is made by the plan administrator at your request), a related brokerage commission of approximately $.14 per share and any applicable transfer taxes.

Shares of common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms at:

Public Reference Section

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of our prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act File No. 000-23733) from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made from the date of this prospectus until we sell all of the securities under this prospectus as supplemented. Notwithstanding the foregoing, we do not incorporate any document or portion of a document that is “furnished” to the SEC.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 13, 2006.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 10, 2006.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 9, 2006.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 9, 2006.

•	Current Report on Form 8-K filed with the SEC on February 24, 2006.

•	Current Report on Form 8-K filed with the SEC on May 3, 2006.

•	Current Report on Form 8-K filed with the SEC on May 30, 2006.

•	The description of our common stock contained in our Registration Statement on Form S-11 (File No. 33-4562) filed pursuant to the Securities Act of 1933, as amended, as incorporated by reference in our Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendments or reports filed to update the description.

Copies of these filings, and forms relating to the plan, are available at no cost on our website, www.saulcenters.com. Amendments to these filings will be posted to our website as soon as reasonably practical after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Saul Centers, Inc.

7501 Wisconsin Avenue

Suite 1500

Bethesda, Maryland 20814

Attention:	Scott V. Schneider
(301) 986-6200

Our prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

You should rely only on the information in our prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus or any incorporated document is accurate as of any date other than the date of the document.

EXPERTS

The consolidated financial statements of Saul Centers, Inc. appearing in the Saul Centers, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Saul Centers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for the Company by Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership including professional corporations.

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-6522

(301) 986-6200

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

AUTHORIZATION FORM

STEP # 1: If you wish to enroll your stock dividend, partnership distribution, or both in the plan, you must check one or both of the boxes below and then proceed to Steps 2 and 3, as appropriate. By checking one or both boxes, you also consent to the authorization statement in the paragraph below. If you do not wish to enroll any dividends or distributions in the plan, do not check either box and discard this authorization form.

☐ Common stock holders: I hereby enroll in the plan the dividends on my shares of common stock as designated below in Step # 2.

☐ Partnership interest holders: I hereby enroll in the plan the cash distributions on my partnership interest as designated below in Step # 3.

STEP # 2: If you have elected to enroll your common stock, please select one of the following boxes:

☐ Full Dividend Reinvestment. I authorize the automatic investment of all the cash dividends on all the shares of common stock registered in my name to purchase common stock.

☐ Partial Dividend Reinvestment. I authorize the automatic investment of all the cash dividends on the following shares of common stock registered in my name to purchase common stock: Please type or print legibly the common stock identification number(s) found on the upper left hand corner of your stock certificate for the shares you wish to enroll in the plan.

If you are a holder of common stock and you return a properly executed authorization form without electing an investment option, you will be enrolled as having selected the “Full Dividend Reinvestment” option.

www.SaulCenters.com

STEP #3: If you have elected to enroll your partnership interest, please select one of the following boxes:

☐ Full Distribution Investment. I authorize the automatic investment of all the cash distributions on the partnership interest registered in my name to purchase common stock.

☐ Partial Distribution Investment. I authorize the automatic investment                     % of the cash distributions on the partnership interest registered in my name to purchase common stock.

If you are a limited partner and you return a properly executed authorization form without electing an investment option, you will be enrolled as having selected the “Full Distribution Reinvestment” option.

I hereby appoint Continental Stock Transfer & Trust Company as my agent in connection with the reinvestment of future dividends and/or partnership distributions paid on the common stock of the Company and/or partnership interests of the Operating Partnership in full shares and fractional interests in shares of the Company’s common stock, as set forth below, all in accordance with the terms of the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan, receipt of which is hereby acknowledged. Capitalized terms not otherwise defined in this form shall have the same meaning as in the plan.

I understand that participation is subject to the terms and conditions of the Company, all in accordance with the plan as set forth in the prospectus relating thereto and that enrollment may be discontinued at any time by written notice to the plan administrator at the address shown below.

I further understand that the purchases authorized above will be made under the terms and conditions of the plan and that I may revoke this authorization at any time by notifying Continental Stock Transfer & Trust Company, in writing, of my desire to terminate my participation.

I certify under penalties of perjury that (i) the social security number or tax identification number shown below is correct and (ii) I am not subject to backup withholding because the Internal Revenue Service (a) has not notified me that I am, as a result of failure to report all interest or dividends or (b) has notified me that I am no longer subject to backup withholding. The certifications in this paragraph are required of all non-exempt persons to prevent backup withholding of 28% of all taxable distributions under federal income tax law. Check here if you are subject to backup withholding ☐.

RETURN THIS FORM ONLY IF YOU

WISH TO PARTICIPATE IN THE PLAN

Please Print Name (s) as Shown on	Signature (s)
Stock Certificate or on Exhibit A to the Agreement of Limited Partnership of Saul Holdings Limited Partnership

Address	Signature (s)

City State Zip	Date	Social Security or Tax Identification Number

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-6522

(301) 986-6200

Daytime Telephone Number

RETURN THIS FORM TO:

Continental Stock Transfer & Trust Company

Attention:	Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan
17 Battery Place New York, NY 10004 Phone: (800) 509-5586

www.SaulCenters.com

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with any different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Dividend Reinvestment and Stock

Purchase Plan

Saul Centers, Inc.

2,038,004 Shares

Common Stock

PROSPECTUS

December 15, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the securities being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

Registration Fee — SEC	$12,031
Printing and Engraving Expenses	10,000	*
Accounting Fees and Expenses	25,000	*
Legal Fees and Expenses	25,000	*
Plan Administrator Fees	15,000
Blue Sky Fees and Expenses	0	*
Miscellaneous (including listing fees)	25,000	*

Total	$112,031	*

*	Estimate

Item 15.	Indemnification of Directors and Officers

Our articles and bylaws require us to indemnify to the fullest extent permitted by and under the applicable provisions of Maryland General Corporation Law any person who is or was, or who agrees to become, one of our directors or officers or, while one of our directors, is or was serving or agrees to serve, as a director, officer, partner, joint venturer, employee or trustee of another entity, who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involved in any proceeding. The indemnification extends to all losses suffered and all expenses actually and reasonably incurred in connection with any proceeding. The Maryland General Corporation Law provides that we may indemnify directors and officers unless (i) the director actually received an improper benefit or profit in money, property or services; (ii) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (iii) in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Our articles of incorporation and bylaws require, as a condition to advancing expenses, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (ii) a written affirmation to repay the amount paid by us if it is determined that the director or officer was not entitled to indemnification.

Our officers and directors are also indemnified pursuant to the Partnership’s partnership agreement. We have also purchased an insurance policy which purports to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

Item 16.	Exhibits

Number	Description
4.1	First Amended and Restated Articles of Incorporation of Saul Centers, Inc. filed with the Maryland Department of Assessments and Taxation on August 23, 1994 and filed as Exhibit 3.(a) of the 1993 Annual Report of the Company on Form 10-K are hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 28, 2004 and filed as Exhibit 3.(a) of the June 30, 2004 Quarterly Report of the Company is hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 26, 2006 and filed as Exhibit 3.(a) of the Company’s Current Report on Form 8-K filed May 30, 2006 is hereby incorporated by reference.

4.2	Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 (incorporated herein by reference to Exhibit 3.(b) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1993).

4.3	First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit No. 10.1 to Registration Statement No. 33-64562). The First Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, the Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, and the Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the 1995 Annual Report of the Company on Form 10-K). The Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the March 31, 1997 Quarterly Report of the Company). The Fifth Amendment to the First Amended and Restated Articles of Limited Partnership (incorporated herein by reference to Exhibit No. 4.(c) to Registration Statement No. 333-41436). The Sixth Amendment to the First Amended and Restated Articles of Limited Partnership (incorporated herein by reference to Exhibit 10.(A) of the September 30, 2003 Quarterly Report of the Company). The Seventh Amendment to the First Amended and Restated Articles of Limited Partnership (incorporated herein by reference to Exhibit 10(a) of the 2003 Annual Report of the Company on Form 10-K).

4.4	Articles Supplementary to First Amended and Restated Articles of Incorporation of Saul Centers, Inc. (incorporated herein by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A dated October 31, 2003).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the Securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibits 5.1 and 8.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (filed herewith)

*	Included with this filing.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in the form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on December 11, 2006.

SAUL CENTERS, INC.

By:	/s/ B. Francis Saul II
B. Francis Saul II
Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Scott V. Schneider and B. Francis Saul III as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ B. Francis Saul II B. Francis Saul II	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 11, 2006

/s/ B. Francis Saul III B. Francis Saul III	President and Director	December 11, 2006

/s/ Scott V. Schneider Scott V. Schneider	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (principal financial officer)	December 11, 2006

/s/ Kenneth D. Shoop Kenneth D. Shoop	Vice President and Chief Accounting Officer (principal accounting officer)	December 11, 2006

* Philip D. Caraci	Director	December 11, 2006

* John E. Chapoton	Director	December 11, 2006

SIGNATURE	TITLE	DATE

* Gilbert M. Grosvenor	Director	December 11, 2006

* Philip C. Jackson, Jr.	Director	December 11, 2006

* David B. Kay	Director	December 11, 2006

* General Paul X. Kelley USMC (Ret.)	Director	December 11, 2006

* Charles R. Longsworth	Director	December 11, 2006

* Patrick F. Noonan	Director	December 11, 2006

* James W. Symington	Director	December 11, 2006

* John R. Whitmore	Director	December 11, 2006

*By:	/s/ Scott V. Schneider
Scott V. Schneider Attorney in Fact